1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Election of Suzanne T. Mestayer to its Board of Directors

NEW ORLEANS, LA, January 30, 2007 - McMoRan Exploration Co. (NYSE: MMR) announced today that Suzanne T. Mestayer has been elected to its Board of Directors.

Ms. Mestayer is the President of the New Orleans market of AmSouth Bank, now part of Regions Financial Corporation, one of the largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Ms. Mestayer holds a Bachelor of Science degree in Accounting from Louisiana State University. She practiced as a CPA with Arthur Andersen from 1973 to 1991 and became a partner with Arthur Andersen. She practiced with PricewaterhouseCoopers from 1991 to 1993. Ms. Mestayer began working in the banking industry in 1993.

“We are pleased to welcome Suzanne Mestayer to our Board of Directors” said James R. Moffett and Richard C. Adkerson, Co-Chairmen of the Board of McMoRan. “Suzanne is a respected business leader with a strong financial background and we look forward to her guidance and counsel.”

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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